CERTIFICATE OF AMENDMENT
                                       OF
                              CERTIFICATE OF TRUST
                                       OF
                          TEMPLETON INSTITUTIONAL TRUST

         The undersigned Trustee of Templeton Institutional Trust, a Delaware statutory trust (the "Statutory Trust"), does hereby certify that:

         1. The name of the Statutory Trust is Templeton Institutional Trust.

         2. The amendment to the Certificate of Trust of the Statutory Trust set forth below, which shall change the name of the Statutory Trust to "Templeton Institutional Funds" has been duly authorized by the Board of Trustees of the Statutory Trust pursuant to the authority granted to the Trustees of the Statutory Trust under ss.3810(b) of the Delaware Statutory Trust Act (the "Act") and pursuant to the authority set forth in the governing instruments of the Statutory Trust.

         3. The first Article of the Certificate of Trust is hereby amended to read as follows:

          FIRST: The name of the  statutory  trust  formed  hereby is Templeton
                 Institutional Funds.

         4. Pursuant to ss.3810(b) of the Act, this Certificate of Amendment of the Certificate of Trust of the Statutory Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being a Trustee of the Statutory Trust, has duly executed this Certificate of Amendment this 5th day of December, 2006.
                                         /s/CHARLES B. JOHNSON
                                         -----------------------------------
                                          Name: Charles B. Johnson
                                         Title: Trustee